Exhibit 5.1

June 12, 2020

Cardiovascular Systems, Inc.
1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416

RE:	Cardiovascular Systems, Inc. Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Cardiovascular Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a prospectus supplement dated June 9, 2020 (the “Prospectus Supplement”), which supplements a Registration Statement on Form S-3ASR (Registration No. 333-228686) (the “Registration Statement”), filed by the Company on December 6, 2018, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included therein (the “Base Prospectus”), and the Prospectus Supplement (together with the Base Prospectus, the “Prospectus”). The Registration Statement and the Prospectus relate to the offer and sale by the Company of 4,227,941 shares of common stock, par value $0.001 per share (the “Shares”), including up to 551,470 shares that may be sold pursuant to the exercise of a 30-day option granted by the Company.

We understand the Shares are to be issued pursuant to the Prospectus and the Underwriting Agreement dated June 9, 2020, by and between the Company and Barclays Capital Inc. and SVB Leerink LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

Fredrikson & Byron, P.A.

By: /s/ Amanda K. Lorentz
Its: Vice President